Exhibit 10.10
Amendment No. 4 To Second Amended And Restated Contract Manufacturing Agreement

This Amendment No.4 (the "Amendment") is made as of this 21st day of December 2022 (the "Effective Date") to the Second Amendment and Restated Contract Manufacturing Agreement entered into as of January l, 2019 (the "Agreement"), as amended, by and between The Honest Company, Inc., a Delaware Company ("Honest") and Valor Brands LLC, a.k.a. Ontex North America, a limited liability company ("Supplier"). Capitalized words used herein and not defined shall have the meaning ascribed to them in the Agreement.

Whereas, Honest and Supplier entered into the Agreement for the supply and manufacture of certain Products set forth in the Agreement;

Whereas, Honest and Supplier desire to update pricing on certain items and amend other terms. Now, therefore, Honest and Supplier hereby agree to amend the Agreement as follows:
1.Section 2 of the Exhibit A of the Agreement shall be amended to insert a new price chart for Products in lieu of the price chart in Section 2. Such pricing, attached hereto as Schedule 1, shall become effective on purchase orders issued by Honest on the dates as indicated therein.

2.Section 2 of Exhibit A of the Agreement shall be amended to delete the following text “G5 Pricing for the period from April 1, 2018 through December 31, 2018 ("Straddle Period"). The Parties acknowledge that the following pricing reflects the G5 diaper pricing during the Straddle Period, which occurred prior to the Effective Date of the Agreement” and replace in lieu thereof the following text:

“Product pricing shall be as follows on the dates designated therein. [***]

3.Section 2 of Exhibit A is amended to include the following sentence at the end of the paragraph: [***]

4.Section 2.7(h) of the Agreement will be replaced by the following paragraph:

The Parties agree either Party can request to renegotiate pricing and the Parties will negotiate in good faith: [***]

5.Exhibit G of the Agreement will be deleted as Products therein mentioned are already covered in Exhibit A above modified.

6.Following Section 9.1(b), Honest acknowledges and agrees in that, effective February 2nd, 2023, Supplier will change subcontracting of the manufacturing of Products from its current contract manufacturer, Productos Internacionales Mabe, S.A. de C.V. to Ontex Mexico Operations, S.A. de C.V. Supplier agrees that such subcontractor will comply with the terms and conditions of this Agreement related to the manufacturing of Products, including, without limitation, the Regulatory Standards and the Vendor Compliance Statement.

7.Section 4.4 of Exhibit A of the Agreement shall be amended to insert a new annual volume rebate table in lieu of the table in Section 4.4. Such table, attached hereto as Schedule 2, is effective for calendar year 2022.

Except to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. Terms not otherwise defined herein shall have the meaning assigned to them in the Agreement.

This Agreement may be executed by facsimile or e-mail signatures and in counterparts, each of which shall constitute an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

The Honest Company, Inc.	Valor Brands LLC a.k.a. Ontex North America
By: /s/ Kelly Kennedy	By: /s/ James Skinner
Name: Kelly Kennedy	Name: James Skinner
Title: Chief Financial Officer	Title: Vice-President & General Manager

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